UNITED DEVELOPMENT CO., L.P.-98.0
                                 (Seniors First)
                              FINANCIAL STATEMENTS
                      For the year ended December 31, 2001
                                      with
                         Report of Independent Auditors

                             NOVOGRADAC & COMPANY LLP
                          Certified Public Accountants

                         Report of Independent Auditors
                         ------------------------------




To the Partners
United Development Co., L.P.-98.0 (Seniors First)


We have audited the accompanying balance sheet of United Development Co., L.P.-98.0 (the "Partnership") as of December 31, 2001, and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2001 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


/s/Novogradac and Company LLP
Atlanta, Georgia
June 25, 2002




       100 Mansell Court East, Suite 610, Roswell, Georgia 30076
                  Telephone (678) 277-9904 Fax (678) 277-9633

                        UNITED DEVELOPMENT CO., L.P.-98.0
                                  BALANCE SHEET
                                December 31, 2001





ASSETS

   Cash and cash equivalents                               $             513,368
   Restricted cash                                                       122,241
   Accounts receivable                                                    44,000
   Land                                                                  202,000
   Fixed assets, net of accumulated depreciation                       3,884,763
   Construction in progress                                              656,567
                                                           ---------------------

   Total assets                                            $           5,422,939
                                                           =====================


LIABILITIES AND PARTNERS' CAPITAL

    Liabilities
        Accounts payable                                   $              42,345
        Due to related parties                                             8,379
        Construction loan payable                                      1,883,002
                                                           ---------------------
        Total liabilities                                              1,933,726

   Partners' capital                                                   3,489,213
                                                           ---------------------

   Total liabilities and partners' capital                 $           5,422,939
                                                           =====================





                             See accompanying notes

                        UNITED DEVELOPMENT CO., L.P.-98.0
                             STATEMENT OF OPERATIONS
                      For the year ended December 31, 2001


REVENUE
   Rental income                                                  $     264,309
                                                                  --------------

   Total revenue                                                        264,309


OPERATING EXPENSES
   General and administrative                                             4,440
   Tax and insurance                                                     23,293
   Management fee                                                        39,895
   Repairs and maintenance                                                5,685
                                                                  --------------

   Total operating expenses                                              73,313
                                                                  --------------

Operating Income                                                        190,996


OTHER REVENUE AND (EXPENSES)


   Interest income                                                       12,860
   Interest expense                                                     (62,636)
   Depreciation and amortization                                        (61,023)
                                                                  --------------

   Net other revenues and (expenses)                                   (110,799)
                                                                  --------------

NET INCOME                                                        $      80,197
                                                                  ==============



                             See accompanying notes

                        UNITED DEVELOPMENT CO., L.P.-98.0
                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
                               December 31, 2001





                                                                                          Total
                                        General                    Limited               Partners'
                                        Partners                   Partners               Capital
                                      -------------            ----------------        ---------------

BALANCE, JANUARY 1, 2001              $          -             $         -             $             -

    Capital contributions                        -                   3,409,016               3,409,016

    Net income                                   8                      80,189                  80,197
                                      -------------            ----------------        ----------------

BALANCE, DECEMBER 31, 2001            $          8                 $ 3,489,205         $     3,489,213
                                      =============            ================        ================

                             See accompanying notes

                        UNITED DEVELOPMENT CO., L.P.-98.0
                             STATEMENT OF CASH FLOWS
                                December 31, 2001


CASH FLOWS FROM OPERATING ACTIVITIES

   Net income (loss)                                                    $     80,197
   Adjustments to reconcile net income (loss) to cash
   provided by (used in) operating activities:
        Depreciation and amortization                                         61,023
        (Increase) decrease in accounts receivable                           (44,000)
        Increase (decrease) in accounts payable                               42,345
                                                                        -------------
             Net cash provided by (used in) operating activities             139,565


CASH FLOWS FROM INVESTING ACTIVITIES
        (Increase) decrease in restricted cash                              (122,241)
        (Increase) decrease in fixed assets                               (3,945,786)
        (Increase) decrease in construction in progress                     (185,832)
                                                                        -------------
             Net cash provided by (used in) investing activities          (4,253,859)


CASH FLOWS FROM FINANCING ACTIVITIES

        Proceeds from related party                                            8,379
        Proceeds from construction loan                                    1,210,267
        Capital contributions                                              3,409,016
                                                                        -------------
             Net cash provided by (used in) financing activities           4,627,662


NET INCREASE (DECREASE) IN CASH                                         $    513,368


CASH AT BEGINNING OF YEAR                                                          -
                                                                        -------------

CASH AT END OF YEAR                                                     $    513,368
                                                                        =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Interest paid during the year of $153,918, of which $91,282
      was capitalized into Construction in Progress                     $    153,918
                                                                        -------------


                             See accompanying notes

                        UNITED DEVELOPMENT CO., L.P.-98.0
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2001


1.   General
     -------

     United Development Co., L.P.-98.0 (the "Partnership") was formed under the laws of the state of Tennessee to conduct the business of acquiring, constructing, owning and operating Seniors First (the "Property") located in Memphis, Tennessee.

     The Partnership is ninety-nine and ninety-eight hundredths percent (99.98%) owned by the Limited Partner, WNC Housing Tax Credit Fund VI, Series 8, a California limited partnership. Harold E. Buehler, Sr. and Jo Ellen Buehler, collectively as the General Partner, own one-hundredth of one percent (.01%) of the Partnership. The Special Limited Partner, WNC Housing, L.P., owns the remaining one-hundredths of one percent (.01%) of the Partnership.


2.   Summary of Significant Accounting Policies
     -------------------------------------------

     Basis of Presentation
     ---------------------

     The Partnership prepares its financial statements on the accrual basis of accounting, which is consistent with accounting principles generally accepted in the United States of America.

     Cash and Cash Equivalents
     -------------------------

     Cash and cash equivalents include all cash balances and highly liquid investments with a maturity of three months or less. Restricted cash is not considered cash equivalents.

     Concentration of Credit Risk
     ----------------------------

     The Partnership places its temporary cash investments with high credit quality financial institutions. At times, the account balances may exceed the institution's federally insured limits. The Partnership has not experienced any losses in such accounts.

     Use of Estimates
     ----------------

     These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results may differ from those estimates.

     Income Taxes
     ------------

     Income or loss of the Partnership is allocated .01% to the General Partner, .01% to the Special Limited Partner, and 99.98% to the Limited Partner. No income tax provision has been included in the financial statements since profit or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

                        UNITED DEVELOPMENT CO., L.P.-98.0
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2001


2.   Summary of Significant Accounting Policies (continued)
     -------------------------------------------------------

     Economic Concentrations
     -----------------------

     The Partnership operates one property in Memphis, Tennessee. Future operations could be affected by changes in economic or other conditions in that geographical area or by changes in the demand for such housing.

     Depreciable Assets
     ------------------

     Fixed assets are recorded at cost. Building costs for residential rental are depreciated over the estimated useful life of 27.5 years under the straight-line method. Depreciation expense for 2001 was $61,023.

     Depreciable assets consist of:

              Building                                               $3,945,786
              Less: accumulated depreciation                            (61,023)
                                                                   -------------

                  Net fixed assets                                   $3,884,763
                                                                   =============


3.   Restricted Cash
     ----------------

     The restricted cash account consists of tenant security deposits. As of December 31, 2001, the balance in this account is $122,241.

4.   Construction in Progress
     -------------------------

     Some activities of the Partnership currently relate to the construction of the Property, a 101 home scattered site property, to be rented to low-income tenants pursuant to Internal Revenue Code Section 42. The balance of Construction in Progress is made up of the costs incurred as of December 31, 2001 in construction of the Property. The Property is expected to be completed and placed in service by August 2002.

5.   Related Party Transactions
     ---------------------------

     Property Management Fee
     -----------------------

     Pursuant to a management agreement, Buehler Enterprises, Inc. manages the Property. The management agreement provides for a management fee of 8% of monthly rental collections and an annual fee of $25,000. A management fee of $39,895 was charged to operations and a management fee of $39,895 was payable as of December 31, 2001, and included in accounts payable.

     Due to Related Parties
     ----------------------

     The General Partner has advanced funds on behalf of the Partnership for construction costs incurred. As of December 31, 2001, the balance sheet reflects a due to related parties balance of $8,379.

                        UNITED DEVELOPMENT CO., L.P.-98.0
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2001


5.   Construction Loan Payable
     --------------------------

     The balance sheet reflects a construction loan from SouthTrust Bank. The terms are set forth below:

         Loan Amount:                   $1,883,002
         Interest Rate:                 Prime plus 2%
         Term                           2 years

     Interest only payments are due monthly until construction is complete. As of December 31, 2001, the construction loan payable balance was $1,883,002.